Filed Pursuant to Rule 433

Registration No. 333-190718

SUMMARY OF FINAL TERMS

March 27, 2014

$300,000,000

SEASPAN CORPORATION

6.375% NOTES DUE 2019

This summary pricing sheet relates only to the securities described below and should only be read together with the Preliminary Prospectus Supplement, subject to completion, dated March 26, 2014, relating to these securities and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. Except as set forth in the immediately preceding sentence, this summary pricing sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Capitalized terms not defined herein have the meanings assigned to them in the Preliminary Prospectus Supplement.

Issuer	Seaspan Corporation

Securities Offered	6.375% Notes due 2019 (the “Notes”).

Trade Date	March 27, 2014.

Settlement Date	April 3, 2014(1) (DTC).

Principal Amount	$300,000,000 (or $345,000,000 principal amount if the underwriters exercise their option to purchase additional Notes in full).

Denominations	$25 and integral multiples of $25 in excess thereof.

Maturity	April 30, 2019.

Interest Payment Dates	January 30, April 30, July 30 and October 30, commencing July 30, 2014.

Coupon	6.375%.

Public Offering Price	100%.

Day Count	30/360.

Net Proceeds to the Issuer (before expenses)	$296,436,755 (assuming no exercise of the underwriters’ option to purchase additional Notes).

Ratings	The Notes will not be rated by any nationally recognized statistical rating organization.

Listing	The Issuer intends to file an application to list the Notes on the New York Stock Exchange.

CUSIP/ISIN	81254U205 / US81254U2050

(1)	The Issuer expects that delivery of the Notes will be made against payment therefor on or about April 3, 2014, which will be the fifth business day following the date hereof (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisor.

SUMMARY OF FINAL TERMS

March 27, 2014

$300,000,000

SEASPAN CORPORATION

6.375% NOTES DUE 2019

Sole Book-Running Manager	Sterne, Agee & Leach, Inc.

Co-Managers

BB&T Capital Markets, a division of BB&T Securities, LLC

DNB Markets, Inc.

Incapital LLC

Janney Montgomery Scott LLC

Ladenburg Thalmann & Co. Inc.

Wunderlich Securities Inc.

Maxim Group LLC

National Securities Corporation

Santander Investment Securities Inc.

Certain Covenants	In addition to the covenants described under “Description of Notes—Certain Covenants”, the indenture governing the Notes will include covenants limiting the lines of business of the Issuer and restrictions on fundamental changes relating to the Issuer and its subsidiaries.

This communication is intended for the sole use of the person to whom it is provided by us. This communication does not constitute an offer to sell the Notes and is not soliciting an offer to buy the Notes in any jurisdiction where the offer or sale is not permitted.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting: Sterne, Agee & Leach, Inc., at 277 Park Avenue, 26th Floor, New York, NY 10172, Attn: General Counsel, Email: syndicate@sterneagee.com (tel: (205) 439-6483).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.